Exhibit 10.56
October 14, 2004
Interval Research Corporation
c/o VULCAN
505 Fifth Ave. S, Suite 900
Seattle, WA 98104
Attn: Genni Reilly

Re:	Ground Lease dated as of August 1, 1960 (“Ground Lease”), by and between The Board of Trustees of the Leland Stanford Junior University (“Lessor”) and Clevite Corporation, covering certain premises (the “Premises”) including that premises commonly known as 1801-1841 Page Mill Road, Palo Alto, California, the current lessee under the Lease being INTERVAL RESEARCH CORPORATION, a Washington corporation (“Lessee”); and Sublease dated as of August 18, 1999 by and between Page Mill Road Properties Inc., the predecessor-in-interest to Lessee and Incyte Pharmaceuticals, Inc., a Delaware corporation, predecessor-in-interest to INCYTE CORPORATION, a Delaware corporation (“Subtenant”) for premises located at 1841 Page Mill Road, Palo Alto, California, (“Sublease Premises”), and Subsublease dated August 9, 2004 (“Subsublease”), by and between Subtenant and CONNETICS CORPORATION, a Delaware corporation (“Subsubtenant”), for premises (“Subsublease Premises”) consisting of approximately 19,447 square feet and located on the first and second floors of Building E, as described in the Subsublease and commonly known as 1841 Page Mill Road, Palo Alto, California.
Gentlemen/Ladies:
     We understand that Subtenant has entered into the Subsublease with Subsubtenant and, in accordance with the terms of the Ground Lease, Lessee has requested the consent of Lessor to such subletting. By execution of this letter agreement, Lessee, Subtenant, and Subsubtenant, acknowledge and agree to the terms hereof. Lessor’s consent shall not be effective until receipt by Lessor of a counterpart of this letter agreement duly executed by each of Lessee, Subtenant and Subsubtenant.
     1. Subject to the following provisions of this letter agreement, Lessor hereby consents to Subtenant’s subsublease of the Subsublease Premises to Subsubtenant pursuant to the Subsublease. This consent to subletting shall not be or be deemed to be a
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2770 Sand Hill Road Menlo Park, CA 94025  ph • 650/926-0200

Subsublease
Interval Research/Incyte and Connetics
October 14, 2004

consent or waiver with respect to any future transactions, whether similar or dissimilar, and any such future transactions shall require Lessor’s prior written consent.
     2. The Subsublease is and shall remain at all times subject and subordinate in all respects to the Ground Lease.
     3. This consent shall not modify or be deemed to modify or amend the Ground Lease in any way, or to impose on Lessor any obligation to provide notice to, or obtain consent from Subsubtenant with respect to amendments, defaults, waivers or any other matters pertaining to the Ground Lease or the premises covered by the Ground Lease (“Ground Lease Premises”). Any waiver by Lessor of its rights shall be made only by writing signed by Lessor.
     4. At Lessor’s sole option, any termination of the Ground Lease, including but not limited to by reason of its expiration, or a voluntary surrender of the Ground Lease by Lessee, or any default of Lessee, shall automatically and without notice or demand, terminate the Subsublease and Subsubtenant agrees promptly to surrender the Subsublease Premises to Lessor upon such termination without compensation from Lessor.
     5. Subsubtenant represents to Lessor that Subsubtenant is aware that detectable amounts of hazardous substances and groundwater contaminants have come to be located beneath and/or in the vicinity of the Ground Lease Premises and Subsublease Premises. (See, for example, State of California – Environmental Protection Agency, Department of Toxic Substances Control Remedial Action Orders #HSA 90/91-020 for 1801 Page Mill Road and 3170 Porter Drive dated June 13, 1991.) Subsubtenant has made such investigations and inquiries as it deems appropriate to ascertain the effects, if any, of such substances and contaminants on its operations and persons using the Subsublease Premises. Lessor makes no representation or warranty with regard to the environmental condition of the Ground Lease Premises or the Subsublease Premises. Subsubtenant, on behalf of itself and its affiliated entities and their respective partners, employees, successors and assigns (collectively, “Releasors”), hereby covenants and agrees not to sue and forever releases and discharges Lessor, and its trustees, officers, directors, agents and employees for and from any and all claims, losses, damages, causes of action and liabilities, arising out of hazardous substances or groundwater contamination presently existing on, under, or emanating from or to the Ground Lease Premises or Subsublease Premises. Releasors understand and expressly waive any rights or benefits available under Section 1542 of the Civil Code of California or any similar provision in any other jurisdiction. Section 1542 provides substantially as follows: A general release does not extend to claims which the creditor does not know or suspect to

Subsublease
Interval Research/Incyte and Connetics
October 14, 2004

exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
     6. Neither Lessee nor Subtenant nor Subsubtenant shall use any name, trademark or service mark of Lessor or Stanford University without the prior written consent of Lessor which consent may be given or withheld in Lessor’s sole discretion.
     7. This agreement shall not be nor be deemed to be a consent or waiver or amendment of the Ground Lease with respect to any other or future transaction, whether similar or dissimilar, and any other or future transaction shall require Lessor’s written consent, which consent, except as otherwise expressly provided in the Ground Lease, may be given or withheld in Lessor’s sole discretion.
     Please confirm your acceptance of and agreement with the terms hereof by duly executing and delivering to the undersigned the enclosed copy hereof.

LESSOR:

The Board of Trustees of the
Leland Stanford Junior University

By:	Stanford Management Company

By:	/s/ Jean Snider

Jean Snider Managing Director, Stanford Research Park
ACKNOWLEDGED AND AGREED:
LESSEE:
INTERVAL RESEARCH CORPORATION, a Washington corporation

By:	/s/ Adam Healey

Its:

Title:	Vice President

Dated:	3/15/05

Subsublease
Interval Research/Incyte and Connetics
October 14, 2004

SUBTENANT:
INCYTE CORPORATION, a Delaware corporation

By:	/s/ David C. Hastings

Its:	EVP, CFO

Title:

Dated:	3/4/05

SUBSUBTENANT:
CONNETICS CORPORATION, a Delaware corporation

By:	/s/ John L. Higgins

Its:	CFO

Title:	EVP

Dated:	3/1/05